Exhibit 5.1

                  Opinion and Consent of Robert H. Domico,
                          Nevada Counsel _________




August 22, 2000

K&L Electronics Photo and Supply Co.
2102 North Donner Avenue
Tucson, AZ 85749

Re: Registration on Form SB-2

Dear Ladies and Gentlemen:

     I have acted as Nevada counsel to K&L Electronics Photo and Supply Co., a Nevada corporation (the "Company"), in connection with the registration of 200,000 shares of its common stock, $.001 par value, (its "Common Shares"), for sale by certain stockholders of Company. I have examined such documents, corporate records, minutes and other instruments, and have reviewed such laws and regulations as I have deemed necessary. In the course of such examination, I have assumed the genuineness of all signatures; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies; and the authenticity and completeness of the originals of all such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, and subject to the other limitations and qualifications set forth herein, I am of the opinion that the Common Shares have been duly authorized for issuance by the Company and that the Common Shares are validly issued, fully paid and nonassessable.

     The foregoing opinion is subject to the qualifications that:

(a) legality, validity or enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally;

(b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity;

(c) my opinion is limited to matters governed by the laws of Nevada and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction;

(d) the opinions expressed herein are strictly limited to the matters stated herein and no other opinions may be implied beyond the matters expressly so stated.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption "Legal Matters".

Yours very truly,


/s/ Robert H. Domico

Robert H. Domico, Esq.